EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-43426 on Form S-3D, effective August 10, 2000 and Registration Statement No. 333-254489 on Form S-8, effective March 19, 2021 of Peoples Bancorp of North Carolina, Inc. of our reports dated March 11, 2026, with respect to the consolidated financial statements of Peoples Bancorp of North Carolina, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

 /s/ Forvis Mazars, LLP

Charlotte, North Carolina

March 11, 2026